Exhibit 5.2
                                                                         & 23(d)
BP Corporation North America Inc.
200 E. Randolph Drive
Mail Code 2106
Chicago, Illinois 60601
Direct: 312 856 7047
Fax:    312 856 4091
klewinje@bp.com

Jane E. Klewin
Senior Attorney


November 30, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Registration Statement on Form S-8
         ("Registration Statement") with Respect to BP Employee Savings Plan

Ladies and Gentlemen:

As Senior Attorney of BP America Inc., I have reviewed the BP Employee Savings Plan (the "Plan"), and have considered the issuance of interests in the Plan. This opinion is furnished as an exhibit to the above-referenced Registration Statement.

Based on such examination of corporate records, documents and questions of law as I have considered necessary, I am of the opinion that when the interests in the Plan are issued pursuant to and in accordance with the terms of the Plan, they will be legally issued.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

Very truly yours,


/s/ Jane E. Klewin
Jane E. Klewin